UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, DC 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): December 5, 2017

Sarepta Therapeutics, Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-14895	93-0797222
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

215 First Street

Suite 415

Cambridge, MA 02142

(Address of principal executive offices, including zip code)

(617) 274-4000

(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company  ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act.  ☐

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensation Arrangements of Certain Officers.

On December 4, 2017, the Board of Directors (the “Board”) of Sarepta Therapeutics, Inc. (the “Company”) elected Michael W. Bonney to serve as a Group I Director on the Board until the 2018 annual meeting of stockholders, or until his successor is earlier elected. Mr. Bonney will also serve as a member of the Audit Committee of the Board.

In accordance with the Company’s current Non-Employee Director Compensation Policy (the “Policy”), Mr. Bonney will receive cash compensation of $50,000 per year for his service on the Board and an additional fee of $12,500 per year for his service as a member of the Audit Committee, both payable on a quarterly basis at the beginning of the applicable quarter. In addition, according to the Policy, Mr. Bonney received an initial grant of an option to purchase 16,400 shares of the Company’s common stock. The shares underlying such initial option grant will vest over four years of continued service to the Board, with 25% of the total number of shares underlying the option vesting each year on the earlier of (i) the anniversary date of the grant, and (ii) the date of the Annual Meeting of the Company’s stockholders in the year following the date of grant. Mr. Bonney will also be eligible to receive annual grants of equity awards pursuant to and in accordance with the Company’s Policy as in effect from time to time.

There are no arrangements or understandings between Mr. Bonney and any other person pursuant to which Mr. Bonney was elected to the Board, and there are no relationships between Mr. Bonney and the Company that would require disclosure under Item 404(a) of Regulation S-K of the Securities Exchange Act of 1934, as amended.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Sarepta Therapeutics, Inc.

By:	/s/ Douglas S. Ingram
Douglas S. Ingram President and Chief Executive Officer

Date: December 5, 2017